UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 17, 2009

LIBERTY GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51360	20-2197030
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Boulevard, Englewood, Colorado 80112

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (303) 220-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Notes. On November 20, 2009 (the Issue Date), UPC Germany GmbH (the Issuer), our indirect wholly-owned subsidiary, issued: (i) €1,430.0 million ($2,123.6 million at the Issue Date) principal amount of 8.125% Senior Secured Notes, at an issue price of 97.844%, resulting in cash proceeds before commissions and fees of €1,399.2 million ($2,077.8 million at the Issue Date) (the Euro Senior Secured Notes), (ii) $845.0 million principal amount of 8.125% Senior Secured Notes, at an issue price of 97.844%, resulting in cash proceeds before commissions and fees of $826.8 million (the Dollar Senior Secured Notes) and (iii) €665.0 million ($987.5 million at the Issue Date) principal amount of 9.625% Senior Notes, at an issue price of 97.652%, resulting in cash proceeds before commissions and fees of €649.4 million ($964.4 million at the Issue Date) (the Senior Notes). The Euro Senior Secured Notes, the Dollar Senior Secured Notes and the Senior Notes are referred to together as the Notes. The Euro Senior Secured Notes and the Dollar Senior Secured Notes (together the Senior Secured Notes) mature on December 1, 2017. The Senior Notes mature on December 1, 2019.

The Senior Secured Notes and Senior Notes have been issued pursuant to two indentures (the Senior Secured Indenture and Senior Indenture, respectively), each dated the Issue Date, between, among others, the Issuer and The Bank of New York Mellon, as trustee.

The proceeds of the offerings of the Notes will be used by the Issuer, together with an equity contribution, to acquire (the Acquisition) all of the outstanding capital stock of Unitymedia GmbH (Unitymedia), to repay existing indebtedness of Unitymedia and to cover certain costs and expenses. Pending consummation of the Acquisition, the Issuer will deposit the net proceeds of the Senior Secured Notes and Senior Notes into two separate escrow accounts with The Bank of New York Mellon, as Escrow Agent. In the event the Acquisition is not consummated on or before October 31, 2010, the Notes will be redeemed at a price equal to 101% of the initial issue price of the Notes plus accrued and unpaid interest and additional amounts, if any, from the Issue Date.

In the event that, on or before October 31, 2010, the Issuer completes the Acquisition, Unitymedia Hessen GmbH & Co. KG (UM Hessen) and Unitymedia NRW GmbH (UM NRW), as co-issuers, in respect of the Senior Secured Notes, and Unitymedia, in respect of the Senior Notes, will assume the obligations of the Issuer under the Senior Secured Notes and Senior Notes, respectively, pursuant to a supplemental indenture or accession agreement. Following consummation of the Acquisition, UM Hessen and UM NRW, as co-issuers (in respect of the Senior Secured Notes), and Unitymedia (in respect of the Senior Notes) will succeed to, and be substituted for, the Issuer under the Senior Secured Indenture and Senior Indenture, respectively.

The Senior Secured Notes are non-callable until December 1, 2012. The Senior Notes are non-callable until December 1, 2014. At any time prior to December 1, 2012, in the case of the Senior Secured Notes, or December 1, 2014, in the case of the Senior Notes, the Issuer may redeem some or all of the Notes by paying a “make-whole” premium, which is the present value of all remaining scheduled interest payments using the discount rate (as specified in the Senior Secured Indenture and Senior Indenture, as applicable) as of the redemption date plus 50 basis points. The Issuer may redeem some or all of the Notes at the following redemption prices (expressed as a percentage of the principal amount), plus accrued and unpaid interest and additional amounts, if any, to the applicable redemption date, if redeemed during the twelve month period commencing on December 1 of the years set out below:

Year	Senior Secured Notes	Senior Notes
2012:	108.125%	N/A
2013:	104.063%	N/A
2014:	102.031%	104.813%
2015:	100.00%	103.208%
2016:	N/A	101.604%
2017:	N/A	100.00%

Pursuant to Purchase Agreements for the Senior Secured Notes and Senior Notes, each dated November 17, 2009, the initial purchasers of the Senior Secured Notes and Senior Notes were Credit Suisse Securities (Europe) Limited, Deutsche Bank AG, London Branch, Goldman Sachs International, J.P. Morgan Securities Inc. and J.P. Morgan Securities Ltd.

The foregoing description of the terms and conditions of the Notes does not purport and is not intended to be complete and is qualified in its entirety by reference to the full text of the Senior Secured Indenture filed as Exhibit 4.1 hereto and the Senior Indenture filed as Exhibit 4.2 hereto.

Parent Guaranty. Pursuant to a Guaranty dated the Issue Date, we have provided a guaranty of payment of the following: (i) any interest in respect of the Notes that is required to be made on an interest payment date occurring during the period the proceeds of the Notes are held in escrow; (ii) to the extent amounts held in the respective escrow accounts are insufficient to pay the Mandatory Redemption Price, as defined in the Notes, the payment of any shortfall in the amount required to be paid on a special mandatory redemption date; and (iii) the payment of any breakage costs in respect of swap arrangements entered into in respect of the Notes and all amounts owing to the trustee for the Notes in respect of fees, expenses and indemnities of the trustee.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Name

4.1	Indenture dated November 20, 2009 between, among others, UPC Germany GmbH and The Bank of New York Mellon, as trustee (relating to the Senior Secured Notes).

4.2	Indenture dated November 20, 2009 between, among others, UPC Germany GmbH and The Bank of New York Mellon, as trustee (relating to the Senior Notes).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 20, 2009

LIBERTY GLOBAL, INC.

By:	/s/ Randy L. Lazzell
Randy L. Lazzell Vice President

EXHIBIT INDEX

Exhibit No.	Name

4.1	Indenture dated November 20, 2009 between, among others, UPC Germany GmbH and The Bank of New York Mellon, as trustee (relating to the Senior Secured Notes).

4.2	Indenture dated November 20, 2009 between, among others, UPC Germany GmbH and The Bank of New York Mellon, as trustee (relating to the Senior Notes).

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